Exhibit 99.1

           Energy Recovery REPORTS FOURth QUARTER and
FULL year 2015 RESULTS

FULL YEAR SUMMARY:

●

Signed 15-year deal with Schlumberger to provide exclusive rights to VorTeq® hydraulic fracturing technology which included a $75 million payment amortized over the term of the agreement (see details below)

●	Total revenue increased 47% compared to a year ago to $44.7 million driven primarily by strengthening demand in the global water desalination industry
●	Gross profit margin improved to 56% from 55%, an increase of 100 basis point year-over-year
●	Net loss of $(11.6) million, or $(0.22) per share compared to $(18.7) million, or $(0.36) per share in 2014
●	Net cash flow of $84.4 million in 2015 primarily attributable to $75 million exclusivity fee received from Schlumberger
●	Total non-recurring expenses of $6.2 million, offset by $(0.6) million of tax credit in Ireland
●	Adjusted net loss of $(6.0) million, or $(0.11) per share in 2015

FOURTH QUARTER SUMMARY:

●	Total revenue increased 10% compared to a year ago to $16.3 million
●	Gross profit margin decreased to 55% from 61%, a decrease of 600 basis points year-over-year
●	Operating expenses decreased 30% year-over-year to $9.6 million
●	Net income of $0.3 million, or $0.01 per share compared to net loss of $(4.9) million, or $(0.09) per share, in the prior year quarter

SAN LEANDRO, Calif., March 3, 2016-- Energy Recovery Inc. (NASDAQ:ERII), the leader in pressure energy technology for industrial fluid flows, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2015.

Joel Gay, Chief Executive Officer, remarked, “2015 was a transformational year for our company and reflects the success of our reloaded strategy and focus on corporate-speed and efficiency. During the year, we consummated a 15-year licensing agreement with Schlumberger for our VorTeq technology proving the ubiquitous nature of our pressure exchanger technology. We achieved significant revenue growth, up 47%, driven by growth in the global desalination market including $26 million in announced large scale projects and 100% market share in the Mega Project Division. Looking forward, our future as a Company has never been brighter or more promising. We ended the year with a robust balance sheet and significant momentum to achieve break-even profitability in 2016 and drive value creation for our shareholders.”

Chris Gannon, the Company's Chief Financial Officer, added, “The $75 million influx of cash associated with the Schlumberger licensing agreement strengthened an already robust balance sheet.  We established a tax optimization structure to maximize the value of this initial payment, future royalty income from the licensing agreement and other income generated from our oil & gas products.  We are well-positioned and funded to execute against our long-term corporate strategy.”

REVENUES

The Company generated total revenue of $16.3 million in the fourth quarter of 2015, reflecting an increase of 10% when compared to the same period of the prior year. Total revenue increased by $1.5 million primarily due to increased mega-project shipments. Product revenue for the fourth quarter of 2015 was $15.2 million, and license and development revenue was $1.0 million.

During the fourth quarter of 2015, the Company executed an exclusive worldwide licensing agreement with Schlumberger for the use of the VorTeq technology which includes $125 million in upfront payments paid in stages (pre-commercialization payments). Under the terms of the agreement, the Company immediately received an exclusivity fee of $75 million. For accounting purposes, the Company recognized $1.0 million of license and development revenue which is representative of the straight-line amortization over the fifteen year term of the agreement. Schlumberger will also pay two (2) separate $25 million milestone payments (for a total of $50 million) subject to the Company satisfying certain key performance indicators. Following commercialization, Schlumberger will pay an annual royalty of $1.5 million per VorTeq in service for the duration of the license agreement. Total annual royalties are dictated by minimum adoption requirements as a percentage of Schlumberger’s active fleets.

For the year ended December 31, 2015, total revenue increased by $14.3 million, or 47%, to $44.7 million from $30.4 million for the year ended December 31, 2014. The increase was primarily due to significantly higher mega-project shipments in the current year as compared to the previous year, as well as increases in OEM and Aftermarket channels. In addition, the Company recognized $1.0 million in license and development revenue associated with the amortization of the Schlumberger exclusivity fee. Product revenue for the 2015 full year was $43.7 million.

GROSS MARGIN

Product gross margin decreased by 600 basis points to 55% in the fourth quarter of 2015, compared to 61% in the fourth quarter of 2014. This decrease was primarily due to the impact of manufacturing overhead resulting from a slower than anticipated production ramp-up throughout the year. Non-recurring expenses associated with property taxes also contributed to the decrease in gross margin, however were offset by favorable price and mix.

For the full year 2015, product gross margin increased to 56% in 2015 from 55% in 2014 due to higher sales volume and favorable shift in product and channel mix.

Including the revenue associated with the Schlumberger exclusivity fee, total gross margin increased by 200 basis points to 57% in 2015.

OPERATING EXPENSES

Operating expenses for the fourth quarter of 2015 decreased by $4.2 million to $9.6 million from $13.8 million in the fourth quarter of 2014. The decline in operating expenses was due to lower research & development and legal expenses.

For the full year 2015, operating expenses increased by $2.2 million, to $37.4 million from $35.2 million in 2014. The increase is primarily due to non-recurring CEO transition expenses and legal expenses, partially offset by austerity measures initiated in the first quarter of 2015 and lower research and development expenses throughout 2015.

Total non-recurring expenses were $0.5 million for the fourth quarter of 2015 and $6.2 million for the year ended December 31, 2015.

Bottom Line Summary

To summarize financial performance on a full-year basis, the Company reported a net loss of $(11.6) million, or $(0.22) per share; largely due to higher water segment sales volume, a favorable shift in water segment product and channel mix, the Schlumberger exclusivity fee amortization, and non-recurring operating expenses related to the CEO transition and legal matters. Comparatively, the Company reported a net loss of $(18.7) million, or $(0.36) per share, in 2014.

Excluding non-recurring items, the Company incurred a net loss of $(6.0) million, or $(0.11) per share for the year ended in 2015.

CASHFLOW HIGHLIGHTS

For the fiscal year ended in 2015, the Company generated net cash flow of $84.4 million. The net loss of $(11.6) million included non-cash expenses of $7.3 million, the largest of which were share-based compensation of $4.1 million, and depreciation and amortization of $3.8 million.

Operating activities generated cash of $69.1 million which was largely driven by the $75 million licensing fee from Schlumberger. Also favorably impacting cash from operating activities by $2.0 million was the decrease in inventory due to water product shipments, offset by a $(1.7) million litigation settlement. Cash generated from investing activities was $14.0 million; favorably impacting cash from investing activities by $12.9 million and $1.7 million were maturities of marketable securities and the release of restricted cash, respectively, this was partially offset by $0.6 million of capital expenditures. Cash generated by financing activities was $1.4 million; positively impacting cash from financing activities was $1.3 million in proceeds from issuance of common stock related to option and warrant exercises.

The Company ended the year with unrestricted cash of $99.9 million, current and non-current restricted cash of $3.8 million, and short-term investments of $0.3 million, all of which represent a combined total of $104.0 million.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. In addition to any other factors that may have been discussed herein regarding the risks and uncertainties of our business, please see “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 3, 2016 as well as other reports filed by the Company with the SEC from time to time.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

Conference Call to Discuss Fourth Quarter and Full Year Results for 2015

LIVE CONFERENCE CALL WEBCAST: Thursday, March 3, 2016, 2:30pm PST Listen-only, Toll-free: 877-876-9177 Listen-only, Local: 785-424-1666 Access code: 3164008	CONFERENCE CALL REPLAY: Expiration: March 17, 2016 Toll-free: 888-203-1112 Local: 719-457-0820 Access code: 3164008

Investors may also access the live call or the replay over the internet at www.streetevents.com or www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About Energy Recovery Inc

Energy Recovery (ERII) is an energy solutions provider to industrial fluid flow markets worldwide. Energy Recovery solutions recycle and convert wasted pressure energy into a usable asset and preserve pumps that are subject to hostile processing environments. With award winning technology, Energy Recovery simplifies complex industrial systems while improving productivity, profitability, and efficiency within the oil & gas, chemical processing, and water industries. Energy Recovery products save clients more than $1.6 billion (USD) annually. Headquartered in the Bay Area, Energy Recovery has offices in Ireland, Shanghai, and Dubai. For more information about the Company, please visit our website at www.energyrecovery.com.

Contact:

Chris Gannon

Chief Financial Officer

510-483-7370

ENERGY RECOVERY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
	(In thousands, except share data and par value)
ASSETS
Current assets:
Cash and cash equivalents	$99,931	$15,501
Restricted cash	1,490	2,623
Short-term investments	257	13,072
Accounts receivable, net of allowance for doubtful accounts of $166 and $155 at December 31, 2015 and 2014	11,590	10,941
Unbilled receivables, current	1,879	1,343
Inventories	6,503	8,204
Deferred tax assets, net	938	240
Prepaid expenses and other current assets	943	1,317
Total current assets	123,531	53,241
Restricted cash, non-current	2,317	2,850
Unbilled receivables, non-current	6	414
Long-term investments	—	267
Property and equipment, net	10,622	13,211
Goodwill	12,790	12,790
Other intangible assets, net	2,531	3,166
Other assets, non-current	2	2
Total assets	$151,799	$85,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,865	$1,817
Accrued expenses and other current liabilities	7,808	8,427
Income taxes payable	2	4
Accrued warranty reserve	461	755
Deferred revenue, current	5,878	519
Current portion long-term debt	10	—
Total current liabilities	16,024	11,522
Long-term debt, net of current portion	38	—
Deferred tax liabilities, non-current, net	2,360	1,989
Deferred revenue, non-current	69,000	59
Other non-current liabilities	718	2,453
Total liabilities	88,140	16,023
Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 54,948,235 shares issued and 52,468,779 shares outstanding at December 31, 2015 and 54,398,421 shares issued and 51,918,965 shares outstanding at December 31, 2014	55	54
Additional paid-in capital	129,809	124,440
Accumulated other comprehensive loss	(64)	(73)
Treasury stock, at cost 2,479,456 shares repurchased at December 31, 2015 and 2014	(6,835)	(6,835)
Accumulated deficit	(59,306)	(47,668)
Total stockholders’ equity	63,659	69,918
Total liabilities and stockholders’ equity	$151,799	$85,941

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2015	2014	2013
	(In thousands, except per share data)
Product revenue	$43,671	$30,426	$43,045
Product cost of revenue	19,111	13,713	17,323
Product gross profit	24,560	16,713	25,722

License and development revenue	1,042	—	—

Operating expenses:
General and administrative	19,773	14,139	15,192
Sales and marketing	9,326	10,525	7,952
Research and development	7,659	9,690	4,361
Amortization of intangible assets	635	842	921
Restructuring charges	—	—	184
Total operating expenses	37,393	35,196	28,610
Loss from operations	(11,791)	(18,483)	(2,888)
Other (expense) income:
Interest (expense)	(42)	—	—
Other non-operating (expense) income	(139)	69	109
Loss before income taxes	(11,972)	(18,414)	(2,779)
(Benefit from) provision for income taxes	(334)	291	327
Net loss	$(11,638)	$(18,705)	$(3,106)
Loss per share:
Basic and diluted	$(0.22)	$(0.36)	$(0.06)
Number of shares used in per share calculations:
Basic and diluted	52,151	51,675	51,066

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014	2013
	(In thousands)
Cash Flows From Operating Activities
Net loss	$(11,638)	$(18,705)	$(3,106)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock-based compensation	4,059	2,104	2,177
Depreciation and amortization	3,838	4,028	3,797
Amortization of premiums on investments	162	453	409
Provision for warranty claims	135	156	126
Provision for doubtful accounts	112	299	69
Loss on fair value of put options	58	—	—
Loss (gain) on foreign currency transactions	1	(153)	(27)
Loss on disposal of fixed assets	—	38	71
Gain on fair value remeasurement of contingent consideration	—	(149)	—
Non-cash restructuring charges	—	—	184
Reversal of accruals related to expired warranties	(395)	—	(340)
Deferred income taxes	(326)	315	227
Valuation adjustments for excess or obsolete inventory	(250)	320	297
Other non-cash adjustments	(35)	375	(123)
Changes in operating assets and liabilities:
Deferred revenue, license and development	73,958	—	—
Deferred revenue, product	343	(331)	(420)
Inventories	1,951	(3,569)	(117)
Prepaid and other assets	316	(254)	3,227
Accounts payable	48	628	(866)
Litigation settlement	(1,700)	—	—
Accounts receivable	(743)	4,002	(2,042)
Unbilled receivables	(128)	4,882	(751)
Accrued expenses and other liabilities	(708)	1,864	(686)
Income taxes payable	(3)	(18)	(18)
Net cash provided by (used in) operating activities	69,055	(3,715)	2,088

Cash Flows From Investing Activities
Maturities of marketable securities	12,925	6,027	9,573
Restricted cash	1,665	3,306	822
Capital expenditures	(572)	(2,562)	(1,132)
Purchases of marketable securities	—	(273)	(15,278)
Proceeds from sale of capitalized assets	—	—	1,163
Net cash provided by (used in) investing activities	14,018	6,498	(4,852)

Cash Flows From Financing Activities
Net proceeds from issuance of common stock	1,326	2,405	504
Proceeds from long-term debt	55	—	—
Repayment of long-term debt	(7)	—	—
Repurchase of common stock	—	(2,835)	—
Payment of contingent consideration	—	(1,375)	—
Repayment of capital lease obligation	—	—	(18)
Net cash provided by (used in) financing activities	1,374	(1,805)	486
Effect of exchange rate differences on cash and cash equivalents	(17)	152	7
Net change in cash and cash equivalents	84,430	1,130	(2,271)
Cash and cash equivalents, beginning of year	15,501	14,371	16,642
Cash and cash equivalents, end of year	$99,931	$15,501	$14,371
Supplemental disclosure of cash flow information:
Cash paid for interest	$42	$—	$1
Cash received for income tax refunds	$4	$1	$3,123
Cash paid for income taxes	$24	$35	$22
Supplemental disclosure of non-cash transactions:
Purchases of property and equipment in trade accounts payable and accrued expenses and other liabilities	$43	$1	$31